EXHIBIT O
Proposed Notice
Pursuant to Rule
22(f)

(Release No. 35-     )


FILINGS UNDER THE PUBLIC UTILITY HOLDING
COMPANY ACT OF 1935 ("ACT")


October   , 1996


	Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.

	Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing
by November   , 1996 to the Secretary, Securities and Exchange Commission,
Washington, DC 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

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Consolidated Natural Gas Company, et. al. (70-     )
___________________________________________________

Consolidated Natural Gas Company ("CNG"), CNG Tower, 625 Liberty
Avenue, Pittsburgh, Pennsylvania, 15222-3199, a registered holding company, and CNG's wholly-owned subsidiaries, The East Ohio Gas Company ("EOG"), 1717 East Ninth Street, Cleveland, Ohio 44114, and West Ohio Gas Company ("WOG"), 319 Market Street, Lima, Ohio 45802, have filed an application-declaration pursuant to Sections 6, 7, 9, 10, and 12 of the Act and Rules 42 through 45 thereunder.
CNG proposes that EOG and WOG be merged, with EOG as the
surviving company succeeding to all powers, privileges, and franchises and subject to all restrictions, disabilities, liabilities, and duties of both companies. Under the Agreement and Plan of Merger ("Agreement"), each issued and outstanding share of WOG common stock, $10,000 par value per share, will be cancelled and extinguished, and each issued and outstanding shares of EOG common stock, $50 par value, will remain outstanding subsequent to the merger.
The applicants also request for EOG, after the merger, to succeed to any authorizations heretofore granted by the Commission to WOG under the Act which may still be effective and which therefore should appropriately survive as to EOG after the merger. Included would be any authorizations granted WOG under Consolidated's omnibus system financing order, dated March 28, 1996, HCAR No. 26500, File No. 70-8667.
____________________________________

	For the Commission, by the Division of Investment Management,

pursuant to delegated authority.
Jonathan G. Katz
Secretary